Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-34745, 33-76780, 333-00075, 333-71339, 333-07091, 333-71335, 333-81949, 333-55962, and 333-121106) of Aleris International, Inc. of our report dated March 10, 2004 except as to Note 21, which is as of July 30, 2004, relating to the financial statements of Commonwealth Industries, Inc., which appears in Commonwealth Industries Inc.’s Current Report on Form 8-K/A dated October 21, 2004, which is incorporated by reference in this Current Report on Form 8-K/A of Aleris International, Inc.

Louisville, Kentucky

February 3, 2005

/s/    PRICEWATERHOUSECOOPERS LLP